SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                Suspension of Duty to File Reports Under Sections
                   13 and 15(d) of the Securities Exchange Act
                                    of 1934.

                                                  Commission File Number 0-20886


                              OHSL Financial Corp.
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             (Exact name of registrant as specified in its charter)


           5889 Bridgetown Road, Cincinnati, Ohio 45248 (513) 574-3322
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                     Common Stock, Par Value $0.01 Per Share
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            (Title of each class of securities covered by this Form)


                                      None
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              (Titles of all other classes of securities for which
          a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]                Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii)   [ ]                Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]                Rule  12h-3(b)(2)(ii) [ ]
     Rule 12g-4(a)(2)(ii)   [ ]                Rule 15d-6            [ ]
     Rule 12h-3(b)(1)(i)    [ ]

     Approximate  number of holders of record as of the  certification or notice
date:     1

     Pursuant to the requirements of the Securities Exchange Act of 1934, OHSL Financial Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         OHSL FINANCIAL CORP.

                                         BY: PROVIDENT FINANCIAL GROUP, INC.



DATE:December 3, 1999                    BY:   /s/Mark E. Magee
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                                            Mark E. Magee
                                            Vice President and General Counsel